EXHIBIT 10.28

DIRECTOR FEE SUMMARY

Set forth below is a summary of the director fee arrangements for non-employee directors serving on the Board of Directors of Mercantile Bank Corporation (“Mercantile”). The directors' annual retainer fees are paid in the form of stock rather than in cash. In addition, an annual retainer fee is paid to each director who serves as Chairman of our Audit Committee, Compensation Committee and Governance and Nominating Committee.

Number of Shares

Board of Directors	750

Committee Chairs:
Audit	350
Compensation	250
Governance and Nominating	150

Our non-employee directors are paid a meeting fee of $800 for each meeting of the Mercantile Board of Directors that they attend, and $750 for each regular meeting of the Bank's Board of Directors and $700 for any other meeting of the Bank’s Board of Directors that they attend. In addition, non-employee directors are paid a meeting fee of $800 for each executive session, $700 for each meeting of the Audit Committee and $600 for each meeting of the Compensation Committee and the Governance and Nominating Committee that they attend. For meetings that were held by telephone or other remote communications equipment, the meeting fees are one-half the amount described above.

Under the Bank’s deferred compensation plan for non-employee directors, Mercantile directors who are also directors of the Bank may elect to defer the receipt of meeting fees until they are no longer serving on the Board or until specific dates that they select. Directors are eligible to receive stock-based awards under the Stock Incentive Plan of 2016.